Exhibit 99.1

Contact: William B. Boni VP, Investor Relations/ Corp. Communications (781) 994-0300 www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, May 6, 2015 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the first quarter of 2015.

For the quarter ended March 31, 2015, the Company reported a net loss of $4,551,000 or $0.07 per share, compared to a net loss of $7,141,000 or $0.11 per share, for the first quarter of 2014.

At March 31, 2015, the Company had a total of $53,581,000 in cash, equivalents and marketable securities.

Operational Update

●	Enrollment in the pivotal Phase 3 METIV-HCC trial in hepatocellular carcinoma (HCC) with tivantinib is continuing on schedule toward the goal of completing patient accrual by year end;
●
Presentations of ARQ 087 at the Annual Meeting of the American Association for Cancer Research (AACR) provide further rationale for the ongoing development of this compound in Phase 2 cholangiocarcinoma and beyond;

●
The protocol for ARQ 092 Phase 1 trial in Proteus syndrome has been approved by the Institutional Review Board (IRB), and a regulatory submission to begin a clinical trial has been made by our partners at the National Institutes of Health (NIH);

●	A research and development collaboration has been established with Beryllium Development Corp. to pursue small molecule inhibitors of PD1 and PDL-1 using ArQule’s proprietary library.

“Clinical centers are actively enrolling patients in the Phase 3 METIV-HCC trial with tivantinib, which is focused on HCC patients who are MET-high,” said Paolo Pucci, chief executive officer of ArQule. “We believe this is the only trial in this setting that targets a biomarker-defined patient population. The METIV-HCC trial is being conducted with our partner, Daiichi Sankyo Co., Ltd., while a second Phase 3 trial in HCC with tivantinib is being conducted in Japan by Kyowa Hakko Kirin, our partner in Asian territories.

“Two studies with ARQ 087, our proprietary FGFR inhibitor, were presented at AACR on April 21, 2015,” said Mr. Pucci. “Data from the first study demonstrate the correlation of circulating FGF levels with clinical benefit in patients, including tumor responses seen to date in intrahepatic cholangiocarcinoma (iCCA) following single agent treatment with this compound. Data from the second presentation underscore the potential broad therapeutic application of ARQ 087 in combination with chemotherapies.

“Our recent agreement with Beryllium has the potential to identify and unlock the therapeutic potential of small molecule compounds by combining ArQule’s chemistry and drug development expertise with Beryllium’s discovery platforms,” said Mr. Pucci. “The initial therapeutic targets will be PD-1 and PDL-1, based on the recognition that immuno-oncology represents a promising area of research with potential applications across a number of cancers.”

Revenues and Expenses

The Company reported research and development revenue of $2,785,000 for the quarter ended March 31, 2015, compared with $2,676,000 for the quarter ended March 31, 2014. Revenue in the three months ended March 31, 2015 is comprised of revenue from the Daiichi Sankyo tivantinib development agreement and the Kyowa Hakko Kirin exclusive license agreement for tivantinib. The revenue increase in the quarter ended March 31, 2015 is primarily due to lower contra-revenue from our Daiichi Sankyo tivantinib program.

Total costs and expenses for the quarter ended March 31, 2015 were $7,600,000 compared to $9,981,000 for the first quarter of 2014. Research and development costs for the quarter ended March 31, 2015 were $4,413,000 compared to $6,731,000 for the first quarter of 2014. These decreases were primarily due to lower labor related costs of $0.9 million from the August 2014 restructuring, outsourced clinical and product development costs of $0.8 million, lab expenses of $0.3 million, and other cost decreases of $0.3 million. At March 31, 2015 we had 23 employees dedicated to our research and development program compared to 43 at March 31, 2014.

General and administrative expenses for the first quarter of 2015 were $3,187,000 compared to $3,250,000 for the first quarter of fiscal 2014. This decrease was principally due to lower stock-based compensation expense.

Conference Call and Webcast

Conference call details

Date:		May 6, 2015
Time:		9:00 a.m. Eastern Time
Conference Call Numbers
	Domestic:	877-868-1831
	International:	914-495-8595
	Web cast:	http://www.arqule.com

A replay of the conference call will be available beginning two hours after the completion of the call until the end of May 8, 2015 and can be accessed by dialing toll-free 855-859-2056 or 800-585-8367, and outside the U.S. 404-537-3406. The confirmation code for replayed calls is 27606827.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family; and ARQ 761, a Beta lapachone analog being evaluated as a promoter of NQ01-mediated programmed cancer cell necrosis. ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

This press release contains forward-looking statements regarding the Company’s clinical trials and planned clinical trials with tivantinib (ARQ 197), ARQ 092, ARQ 087 and ARQ 761, as well as its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092, ARQ 087 and ARQ 761 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, including with the National Institutes of Health (NIH), during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners and collaborators, including the NIH, to fail to initiate or to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc., our development partner for tivantinib, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. There is a risk that these issues may not be successfully resolved. In addition, we and our partners are utilizing a companion diagnostic to identify MET-high patients in the METIV-HCC and JET-HCC trials, and we expect to utilize diagnostic tools in our biomarker-guided clinical trials with ARQ 087 and ARQ 092; we may encounter difficulties in developing and obtaining approval for companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by our collaborators or ourselves to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be. In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.
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ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended March 31,
	2015	2014

Research and development revenue	$2,785	$2,676

Costs and expenses:
Research and development	4,413	6,731
General and administrative	3,187	3,250
Total costs and expenses	7,600	9,981

Loss from operations	(4,815)	(7,305)

Interest income	36	95
Interest expense	—	(7)
Other income	228	76
Net loss	(4,551)	(7,141)

Unrealized gain (loss) on marketable securities	11	(17)

Comprehensive loss	$(4,540)	$(7,158)

Basic and diluted net loss per share	$(0.07)	$(0.11)

Weighted average shares used in calculating:
Basic and diluted loss per share	62,745	62,583

Balance sheet data, unaudited (in thousands):	March 31, 2015	December 31, 2014

Cash, equivalents and marketable securities- short term	$53,581	$59,208
Marketable securities- long term	—	2,058
	$53,581	$61,266

Total assets	$55,318	$63,394
Stockholders’ equity	$36,823	$40,545